Exhibit 4.1
SUPPLEMENTAL INDENTURE
          This Supplemental Indenture, dated as of September 28, 2010 (this “SUPPLEMENTAL INDENTURE”), among Novelis Inc. (together with its successors and assigns, the “COMPANY” or the “ISSUER”), each Guarantor under the Indenture referred to below (the “SUBSIDIARY GUARANTORS”), and The Bank of New York Mellon Trust Company, N.A., as Trustee under this Indenture referred to below.
W I T N E S S E T H:
          WHEREAS, the Issuer, the Subsidiary Guarantors and the Trustee have heretofore executed and delivered an Indenture, dated as of February 3, 2005 (as amended, supplemented, waived or otherwise modified, the “INDENTURE”); and
          WHEREAS, the Issuer desires to amend Section 12.12(b) of the Indenture to update the address for service of process upon the agent of the Issuer;
          WHEREAS, Section 9.01(f) of the Indenture provides that the Company and the Trustee may amend or supplement the Indenture without the consent of any Holder to make any change that does not adversely affect the rights of any Holder;
          NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer and the Trustee mutually covenant and agree as follows:
1. Amendment and Restatement of Section 12.12(b)
     Section 12.12(b) of the Indenture is hereby amended and restated in its entirety to read as follows:
The Company and each Subsidiary Guarantor irrevocably appoints Corporation Service Company as its authorized agent in the State of New York upon which process may be served in any such suit or proceedings, and agrees that service of process upon such agent, and written notice of said service to Corporation Service Company, 1180 Avenue of the Americas, Suite 210, New York, New York 10036 (telecopy no: 212.299.5656), by the person serving the same to the address provided in Section 12.02, shall be deemed in every respect effective service of process upon the Company and each Subsidiary Guarantor in any such suit or proceeding. The Company and each Subsidiary Guarantor further agrees to take any and all action as may be necessary to maintain such designation and appointment of such agent in full force and effect for a period of 11 years from the Issue Date.

2. No Other Changes.
          Except as expressly supplemented hereby, all of the terms and provisions of the Indenture shall continue in full force and effect. All references to “Indenture” in the Indenture shall be understood to refer to the Indenture, as supplemented by this Supplemental Indenture.
3. Ratification of Indenture.
          The Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.
4. Governing Law.
          THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY. EACH OF THE PARTIES HERETO AGREES TO SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE.
5. Severability.
          In case any one or more of the provisions in this Supplemental Indenture shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.
6. Counterparts.
          All parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement.
[Signature Page Follows]

          IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

COMPANY:

NOVELIS INC.

By:	/s/ Leslie J. Parrette Jr.
Name: Leslie J. Parrette Jr.
Title: General Counsel

TRUSTEE:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

By:	/s/ Lee Ann Willis
Name: Lee Ann Willis
Title: Senior Associate